Federal-Mogul Reports Increased Q1 2012 Sales Driven By Record Q1 Original Equipment Sales

Solid Net Income and EBITDA Results While Continuing to Invest in Growth Initiatives

Q1 2012 Highlights: -- Total sales of $1.8B, up 2%, or 5% in constant dollars, versus Q1 2011 -- Record Q1 OE sales of $1.2B, up 8% in constant dollars versus Q1 2011 driven by strong OE production levels in all regions -- Global aftermarket stable in North America, growing in BRIC, softer in Europe -- Net income of $32 million and EBITDA of $168 million or 9.5% of sales -- Cash outflow reflecting 30% higher capital investment in technology development and for sales growth, combined with seasonal working capital needs

SOUTHFIELD, Mich., April 24, 2012 /PRNewswire/ -- Federal-Mogul Corporation (NASDAQ: FDML) today announced first quarter 2012 financial results, including record Q1 original equipment (OE) sales. Total sales were $1.8 billion, up 2% versus Q1 2011 reflecting 5% growth in constant dollars, partially offset 3% by weakness of international currencies, primarily the euro, against the U.S. dollar. Original equipment sales were up 8% to $1.2 billion, the highest ever first quarter level. Net income in Q1 2012 was $32 million or $0.32 per diluted share and EBITDA was $168 million or 9.5% of sales. Investment in growth and manufacturing infrastructure increased 30% in Q1 2012 versus Q1 2011 to support customer demand for higher-content technologies to improve fuel economy, reduce emissions and enhance vehicle safety.

Financial Summary	Q1 2012	Q1 2011
(millions)

Net Sales	$1,764	$1,724

Gross Margin	$277	$279
pct. of sales	15.7%	16.2%

SG&A	$(189)	$(177)
pct. of sales	10.7%	10.3%

Net Income	$32	$51
attributable to Federal-Mogul

Earnings Per Share	$0.32	$0.51
in dollars, diluted EPS

Operational EBITDA (1)	$168	$179
pct. of sales	9.5%	10.4%

Cash Flow (2)	$(112)	$(109)

"Federal-Mogul's highly diverse customer base and strong position on key powertrain and vehicle technologies enabled the company to continue to grow and even outpace global vehicle production growth in key technologies and regions in Q1 2012," said Rainer Jueckstock, Federal-Mogul chief executive officer. "Strong global OE customer sales and stable aftermarket volumes resulted in another solid quarterly result. We continue on the same path with solid EBITDA performance while simultaneously investing in growth initiatives for the long-term to generate sustainable global profitable growth."

Total sales in Q1 2012 were $1.8 billion, up 5% in constant dollars, compared to Q1 2011, primarily due to continued growth in OE vehicle production. Sales to OE customers of $1.2 billion reflect a constant dollar increase of 8% from $1.1 billion in Q1 2011. All three of Federal-Mogul's OE business segments had stronger Q1 2012 sales versus the same period of 2011, with the powertrain business recording the largest gains. The company experienced OE sales growth in all major operating regions with U.S. and Canada up 10%, Europe up 3% and Rest of World up 16%, including BRIC growth of 13%. The company's global aftermarket continued to have stable global sales in Q1 2012 as compared to Q1 2011, with U.S. sales at a consistent level as the prior year same quarter, lower Europe sales and higher BRIC sales.

Federal-Mogul's Q1 2012 gross margin was $277 million or 15.7% of sales as the company was impacted by unfavorable product and regional mix. These factors were partially offset by initiatives to improve efficiency, attain normalized production rates on new programs and reduce direct material costs. The company has maintained overall employment at 45,000 over the last 12 months while increasing sales by 5% during the same period.

The company's selling, general and administrative expenses as a percentage of sales, except for unusual items in the quarter, were consistent with the first quarter 2011. The company invested 4% of OE sales for research and development in 2011 and this investment rate continued in Q1 2012.

Federal-Mogul's investment in leading technology and innovation has resulted in new business wins such as brake friction business for low or zero copper brake pad formulations. The new business award is with a European luxury vehicle OEM and the product is scheduled to enter the market as early as 2014. New regulations in certain U.S. states mandate ultra-low to zero levels of copper in brake pads and these formulations are expected to become the de facto standard throughout many national markets where vehicle manufacturers utilize common global platforms.

Another example of Federal-Mogul's technology development is recognition in the annual Automotive News PACE™ Awards. This year, Federal-Mogul had two technology finalists in the annual competition: 2-D ultrasonic testing for automotive pistons and hybrid cylinder liners for automotive engines. The innovative 2-D ultrasonic testing process was awarded a PACE™ Award in the manufacturing process category in a ceremony on April 23, 2012.

"While original equipment automotive market production growth is forecasted to continue on a global basis throughout 2012, this rate of growth is more moderate than the double-digit increases experienced in some quarters during 2010 and 2011," said Jueckstock. "We expect to further optimize our manufacturing efficiency through productivity improvements as the rate of market growth stabilizes and we bring our recent capital investments into operation at higher levels of capacity utilization."

The company had a cash outflow of $(112) million in Q1 2012, versus an outflow of $(109) million in Q1 2011, including $130 million of capital investments in Q1 2012, versus $100 million in Q1 2011. The Q1 2012 cash outflow reflects investment projects to increase production efficiency and new plant capacity as a result of market share growth. The company's new friction factory in Chennai, India continues to increase daily volume and previous investments in Brazil, Russia, China and other growth markets are maturing to planned capacity rates, resulting in higher sales revenue versus previous quarters. The cash outflow for Q1 2012 also includes seasonal working capital requirements. Federal-Mogul retains $850 million in cash and an undrawn revolver of $500 million for a total liquidity of more than $1.3 billion.

"We expect to benefit from overall market growth and continued demand for higher content powertrain and vehicle technologies in 2012," said Jueckstock. "Our customer and technology portfolio is diverse and we are well positioned to participate in market growth, and to strengthen market share through technology leadership. We are experiencing strong demand for technologies that improve fuel efficiency and reduce emissions, along with new vehicle safety technologies to meet regulations and provide greater vehicle differentiation. Federal-Mogul's aftermarket business offers some of the world's most widely respected premium brands, with clear advantages in performance and durability. The OE and aftermarket businesses of Federal-Mogul have a solid foundation from which to continue to grow as markets expand globally."

Definitions

(1) Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and other postemployment benefits curtailment gains or losses.

(2) Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world's foremost original equipment manufacturers of automotive, light, medium and heavy-duty commercial, off-road, agricultural, marine, rail, and industrial vehicles, as well as the worldwide aftermarket. The company's leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs 45,000 people in 34 countries. Visit the company's website at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACTS:	Jim Burke (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31
	2012	2011
	(Millions of Dollars,
	Except Per Share Amounts)

Net sales	$ 1,764	$ 1,724
Cost of products sold	(1,487)	(1,445)

Gross margin	277	279

Selling, general and administrative expenses	(189)	(177)
Interest expense, net	(33)	(32)
Amortization expense	(12)	(12)
Equity earnings of non-consolidated affiliates	10	10
Restructuring expense, net	(6)	(1)
Other expense, net	(3)	(1)

Income before income taxes	44	66
Income tax expense	(10)	(14)

Net income	34	52
Less net income attributable to noncontrolling interests	(2)	(1)

Net income attributable to Federal-Mogul	$ 32	$ 51

Income per common share:
Basic	$ 0.32	$ 0.52
Diluted	$ 0.32	$ 0.51

FEDERAL-MOGUL CORPORATION Consolidated Balance Sheets

	(Unaudited) March 31 2012	December 31 2011
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$ 849	$ 953
Accounts receivable, net	1,320	1,186
Inventories, net	1,001	956
Prepaid expenses and other current assets	216	204
Total current assets	3,386	3,299

Property, plant and equipment, net	1,917	1,855
Goodwill and other indefinite-lived intangible assets	1,123	1,115
Definite-lived intangible assets, net	423	434
Investments in non-consolidated affiliates	244	228
Other noncurrent assets	102	98

	$ 7,195	$ 7,029

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$ 90	$ 88
Accounts payable	796	767
Accrued liabilities	378	367
Current portion of postemployment benefits liability	44	43
Other current liabilities	163	165
Total current liabilities	1,471	1,430

Long-term debt	2,739	2,741
Postemployment benefits liability	1,222	1,229
Long-term portion of deferred income taxes	434	434
Other accrued liabilities	134	142

Shareholders' equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of March 31, 2012 and December 31, 2011)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(410)	(442)
Accumulated other comprehensive loss	(634)	(739)
Treasury stock, at cost	(17)	(17)
Total Federal-Mogul shareholders' equity	1,090	953
Noncontrolling interests	105	100
Total shareholders' equity	1,195	1,053

	$ 7,195	$ 7,029

FEDERAL-MOGUL CORPORATION Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31
	2012	2011
	(Millions of Dollars)

Cash Provided From (Used By) Operating Activities
Net income	$ 34	$ 52
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Depreciation and amortization	69	68
Insurance proceeds	25	—
Equity earnings of non-consolidated affiliates	(10)	(10)
Change in postemployment benefits	(9)	(5)
Restructuring expense, net	6	1
Payments against restructuring liabilities	(7)	(6)
Deferred tax benefit	(2)	1
Changes in operating assets and liabilities:
Accounts receivable	(116)	(97)
Inventories	(26)	(79)
Accounts payable	65	127
Other assets and liabilities	(11)	(61)
Net Cash Provided From (Used By) Operating Activities	18	(9)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(130)	(100)
Net Cash Used By Investing Activities	(130)	(100)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(8)	(7)
Decrease in other long-term debt	—	(2)
Increase in short-term debt	2	9
Net remittances on servicing of factoring arrangements	(4)	—
Net Cash Used By Financing Activities	(10)	—

Effect of foreign currency exchange rate fluctuations on cash	18	19

Decrease in cash and equivalents	(104)	(90)

Cash and equivalents at beginning of period	953	1,105

Cash and equivalents at end of period	$ 849	$ 1,015

FEDERAL-MOGUL CORPORATION Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended March 31
	2012	2011
	(Millions of Dollars)

Net Income	$ 34	$ 52
Depreciation and amortization	69	68
Interest expense, net	33	32
Expense associated with U.S. based funded pension plan	14	11
Restructuring expense, net	6	1
Adjustment of assets to fair value	2	—
Income tax expense	10	14
Other	—	1
Operational EBITDA	$ 168	$ 179

Cash Flow
Net cash provided from (used by) operating activities	$ 18	$ (9)
Net cash used by investing activities	(130)	(100)
	$ (112)	$ (109)

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains or losses.